Exhibit 8(a)

List of Subsidiaries

A.	ASE Test, Inc., a corporation organized under the laws of the Republic of China;

B.
ASE Test Holdings, Ltd, a corporation organized under the laws of the Cayman Islands, and its majority-owned subsidiary, ISE Labs, Inc., a corporation organized under the laws of the State of California, U.S.A. ISE Labs, Inc. has three subsidiaries:

ASE Singapore Pte Ltd, a corporation organized under the laws of Singapore;
ISE Technology, Inc., a corporation organized under the laws of the State of California, U.S.A.;
Digital Testing Services Inc., a corporation organized under the laws of the State of California, U.S.A.;

C.	ASE Test Finance Limited, a corporation organized under the laws of Mauritius;

D.
ASE Holdings (Singapore) Pte. Ltd., a corporation organized under the laws of Singapore, and its wholly-owned subsidiary, ASE Electronics (M) Sdn. Bhd. (Malaysia) Inc., a corporation organized under the laws of Malaysia; and

E.	ASE Investment (Labuan) Inc., a corporation organized under the laws of Malaysia, and its wholly-owned subsidiary, ASE (Korea) Inc., a corporation organized under the laws of the Republic of Korea.